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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 24, 2004, except for Note 1, as to which the date is August 7, 2004, relating to the consolidated financial statements of Westlake Chemical Corporation and its subsidiaries, which appear in such Registration Statement. Additionally, we consent to the use in this Registration Statement on Form S-1 of our report on the Financial Statement Schedule of Westlake Chemical Corporation and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
August 7, 2004